Exhibit 5.4
[Letterhead of Squire, Sanders & Dempsey L.L.P.]
February 19, 2010
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Ladies and Gentlemen:
     We have acted as special Arizona counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”) and its subsidiaries Divested Litchfield Park Properties, Inc., an Arizona corporation (“DLPP”), and Goodyear Farms, Inc., an Arizona corporation (“Goodyear Farms”), in connection with the registration by the Company under the Securities act of 1933, as amended (the “Act”), of (i) up to $702,000,000 in aggregate principal amount of 8.75% Notes due 2020 of the Company (the “Exchange Notes”) and (ii) Guarantees of the Exchange Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), pursuant to the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2010 (file no. 333-164632) (such registration statement is herein referred to as the “Registration Statement”). The Exchange Notes and the Guarantees will be issued pursuant to an Indenture between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), dated as of March 1, 1999, as supplemented by a Supplemental Indenture, to be entered into by the Company, the Trustee and the Guarantors (the “Supplemental Indenture”). The form of the Supplemental Indenture is filed as Exhibit 4.2 to the Registration Statement.
     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.
     We have relied as to certain matters on information furnished by public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.
     Based upon the foregoing, it is our opinion that each of DLPP and Goodyear Farms: (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of Arizona; (ii) possesses the corporate power and authority to execute, deliver and perform the Supplemental Indenture and the Guarantees; and (iii) has duly authorized the Supplemental Indenture and the Guarantees.
     We are members of the bar of the State of Arizona. We do not express any opinion herein on any laws other than those of the State of Arizona.

The Goodyear Tire & Rubber Company
February 19, 2010

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Squire, Sanders & Dempsey L.L.P.
Squire, Sanders & Dempsey L.L.P.

Attachment: Schedule A — List of Guarantors

SCHEDULE A
Guarantors

Guarantors	State of Incorporation or Formation

Celeron Corporation	Delaware

Dapper Tire Co., Inc.	California

Divested Companies Holding Company	Delaware

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Export Inc.	Delaware

Goodyear Farms, Inc.	Arizona

Goodyear International Corporation	Delaware

Goodyear Western Hemisphere Corporation	Delaware

Wheel Assemblies Inc.	Delaware

Wingfoot Commercial Tire Systems, LLC	Ohio

Wingfoot Ventures Eight Inc.	Delaware